SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by Party other than the Registrant [ ]
Check the appropriate box:
  [ ]    Preliminary Proxy Statement
  [ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14-6(e)(2))
  [X]    Definitive Proxy Statement
  [ ]    Definitive Additional Materials
  [ ]    Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                        BNP Residential Properties, Inc.


Payment of Filing Fee (Check the appropriate box):
  [X]  No fee required.

  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       1)       Title of each class of securities to which transaction applies:
       2)       Aggregate number of securities to which transaction applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
       4)       Proposed maximum aggregate value of transaction:
       5)       Total fee paid:

  [ ]  Fee paid previously with preliminary materials

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)       Amount Previously Paid:
       2)       Form, Schedule or Registration Statement No.:
       3)       Filing Party:
       4)       Date Filed:

BNP RESIDENTIAL PROPERTIES, INC.
-------------------------------------------------------------------------------
3850 One First Union Center, Charlotte, NC  28202-6032, Telephone 704/944-0100


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 24, 2001


      The annual meeting of shareholders of BNP Residential Properties, Inc. (the "company"), will be held at the Hilton Hotel in downtown Charlotte, North Carolina, on Thursday, May 24, 2001, at 2:00 p.m., for the following purposes:

1.   To elect two directors;
2. To transact such other business that may properly come before the meeting or any adjournments thereof.

      April 9, 2001, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      We cannot conduct the proposed business at the annual meeting unless the holders of a majority of the shares of the company outstanding on the record date are present in person or by proxy. Therefore, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                      By Order of the Board of Directors,


                                      PHILIP S. PAYNE

                                      Executive Vice President, Treasurer, and
                                      Chief Financial Officer

April 16, 2001


-------------------------------------------------------------------------------
                                    IMPORTANT
      Shareholders can help the company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly returning the enclosed proxy. Please mark, date, sign and return the enclosed proxy in order that the necessary quorum may be represented at the meeting. The enclosed envelope requires no postage if mailed in the United States.
-------------------------------------------------------------------------------

BNP RESIDENTIAL PROPERTIES, INC.
-------------------------------------------------------------------------------
3850 One First Union Center, Charlotte, NC  28202-6032, Telephone 704/944-0100





               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 24, 2001

April 16, 2001

      The Board of Directors of BNP Residential Properties, Inc. solicits the enclosed proxy for use at the annual meeting of shareholders to be held on Thursday, May 24, 2001. We expect to mail the proxy, proxy statement and notice of meeting to shareholders on April 20, 2001.

      We may also solicit proxies by personal interview or telephone. In addition to directors or officers of the company, certain independent solicitation agents may solicit proxies. We have retained Corporate Communications, Inc. and First Union National Bank to assist in identifying and contacting shareholders for the purpose of soliciting proxies. We expect the cost of these services to be approximately $6,000, exclusive of certain other fees we pay to First Union National Bank and Corporate Communications, Inc. related to the meeting. BNP Residential Properties, Inc. will bear the costs of this solicitation.

      Holders of record of shares of BNP Residential Properties, Inc. common stock as of the close of business on April 9, 2001, the record date, are entitled to receive notice of and to vote at the meeting. A shareholder of record on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. At the close of business on April 9, 2001, there were 5,706,950 shares of common stock issued and outstanding.

      You may revoke your proxy at any time before it is exercised, by filing with the company a written notice of your revocation, by delivering a duly executed proxy bearing a later date, or by voting in person at the meeting. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person. Executing your proxy will not, in any way, affect your right to attend the meeting, revoke your proxy, and vote in person.

      Every proxy returned in time to be voted at the meeting will be voted. If a specification is made with respect to any proposal, the proxy will be voted accordingly. If no specification is made, the proxy will be voted in favor of the proposal.

      With respect to Proposal One, Election of Directors, the two nominees receiving the highest number of votes will be elected. Abstentions on Proposal One, Election of Directors, will not affect the election of the candidates receiving the most votes.

      No appraisal or dissenters' rights are available with respect to any matters to be voted upon at the meeting.

PROPOSALS OF SHAREHOLDERS

      We hereby give notice that any shareholder proposals for inclusion in proxy solicitation material for the next annual meeting must be received at the BNP Residential Properties, Inc. executive offices no later than December 17, 2001.

      If a shareholder wishes to present a proposal at the 2002 annual meeting, whether or not the proposal is intended to be included in the 2002 proxy material, the bylaws require that the shareholder give advance written notice to the secretary of the company by February 23, 2002.

      If a shareholder is permitted to present a proposal at the 2002 annual meeting but the proposal was not included in the 2002 proxy material, we believe that our proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after March 6, 2002, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

GENERAL

      The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the shares covered by such proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy, unless a contrary intent is specified by the shareholder.

      Your vote is important. If you cannot attend the meeting, please take time to complete the enclosed proxy card and return it in the envelope provided.


                                       By Order of the Board of Directors,


                                       PHILIP S. PAYNE

                                       Executive Vice President, Treasurer, and
                                       Chief Financial Officer

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS


      Our Board of Directors consists of seven directors. Our bylaws provide that directors' terms of office expire on a staggered basis. This year we need to elect two directors to serve for a period of three years, until the 2004 annual meeting, or until their successors are elected and qualified.

      Terms of office for Philip S. Payne and Stephen R. Blank expire at the 2001 annual meeting of shareholders. Messrs. Payne and Blank are nominees for election to the Board of Directors to serve for a period of three years, until the 2004 annual meeting, or until each director's successor is elected and qualified.

      The current directors hold office for the terms described below or until their successors are elected and qualified. We have set forth below a listing and brief biography of each of the current directors, including those persons nominated for election to the Board of Directors:

           Name                 Age                        Position                        Director Since
---------------------------- ---------- ------------------------------------------------ -------------------
Directors serving until the 2003 annual meeting:
William H. Stanley               75     Director                                         April 1987
W. Michael Gilley                45     Director                                         December 1997

Directors serving until the 2002 annual meeting:
B. Mayo Boddie                   71     Director, Chairman of the Board                  April 1987
D. Scott Wilkerson               43     Director, President and                          December 1997
                                           Chief Executive Officer
Paul G. Chrysson                 45     Director                                         December 1997

Directors serving until the 2001 annual meeting and current nominees:
Philip S. Payne                  49     Director, Executive Vice President,              December 1997
                                           Treasurer and Chief Financial Officer
Stephen R. Blank                 55     Director                                         May 1999

      B. Mayo Boddie--Chairman of the Board of Directors. Mr. Boddie was one of our founders and a co-founder of Boddie-Noell Enterprises, Inc. ("Enterprises") in 1961. He serves as Chairman of the Board of Directors of both companies. Mr. Boddie served as chief executive officer of the company from its inception until April 1995.

      D. Scott Wilkerson--Director, President and Chief Executive Officer. Mr. Wilkerson joined BT Venture Corporation, which was subsequently purchased by the company, in 1987 and served in various officer level positions, including Vice President of Administration and Finance and Vice President for Acquisitions and Development before becoming President in January 1994. He was named Chief Executive Officer in April

1995 and a Director in December 1997. From 1980 to 1986, Mr. Wilkerson was with Arthur Andersen LLP, in Charlotte, North Carolina, serving as tax manager from 1985 to 1986. His specialization was in the representation of real estate investors, developers and management companies. Mr. Wilkerson received a BS degree in accounting from the University of North Carolina at Charlotte in 1980. He is a certified public accountant and licensed real estate broker. He serves on the boards of directors of the National Multifamily Housing Council and the Apartment Association of North Carolina, and he is immediate past president of the Charlotte Apartment Association. He is active in various professional, civic and charitable activities.

      Philip S. Payne--Director, Executive Vice President, Treasurer and Chief Financial Officer. Mr. Payne joined BT Venture Corporation, which was subsequently purchased by the company, in 1990 as Vice President of Capital Market Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995 and a Director in December 1997. From 1987 to 1990, he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987, he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law, and he currently maintains his license to practice law in Virginia. He received a BS degree from the College of William and Mary in 1973 and a JD degree in 1978 from the same institution. Mr. Payne is a member of the Editorial Board of Real Estate Portfolio, a publication of the National Association of Real Estate Investments Trusts. He serves on the board of directors of the National Multifamily Housing Council.

      Stephen R. Blank--Director. Mr. Blank is a Senior Fellow, Finance, with the Urban Land Institute. From 1993 to 1998, he was the Managing Director for Real Estate Investment Banking with CIBC Oppenheimer Corp. He is an independent trustee of Ramco-Gershenson Properties Trust and Atlantic Realty Trust, and a director of WestCoast Hospitality Corporation.

      Paul G. Chrysson--Director. Mr. Chrysson is President of C.B. Development Company, Inc., a developer of single-family and multi-family residential properties. Mr. Chrysson is on the Board of Directors of Amos Cottage Children's Hospital and Greenbriar Corporation. He is also on the Board of Advisors of Wachovia Bank (Forsyth County). He is a former director of Triad Bank and United Carolina Bank (North Carolina). He has also served on the boards of various charitable organizations. He has been a licensed real estate broker since 1974 and a licensed contractor since 1978.

      W. Michael Gilley--Director. Mr. Gilley is President of Bartram Investment Properties, Inc. and is a developer of single-family and multi-family residential properties. From January 1995 to January 1997, he was Executive Vice President of Greenbriar Corporation. He also served on their Board of Directors from September 1994 to September 1996. He has been a licensed real estate broker since 1984.

      William H. Stanley--Director. Mr. Stanley is retired from the positions of Chairman of the Board of Directors and Chief Executive Officer of Peoples Bank and Trust Company. Mr. Stanley serves as a director of Ellett Bros., Inc. and Rocky Mount Mills.


RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors of the company recommends a vote FOR Philip S. Payne and Stephen R. Blank as directors to hold office for the three-year terms, expiring at the 2004 annual meeting of shareholders, or until their successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

      The Board of Directors met 11 times during the year ended December 31, 2000, including seven meetings held by telephone. The Board of Directors has two committees - the Audit Committee and the Management Compensation Committee.

      The Audit Committee consists of Messrs. Stanley (Chairman), Blank, and Gilley. The committee recommends to the Board of Directors the engagement of the independent public accountants of the company and reviews with the independent public accountants the scope and results of the company's audits and the company's internal accounting controls. During 2000, the Audit Committee held two meetings.

      The Management Compensation Committee consists of Messrs. Chrysson (Chairman), Blank, Gilley, Stanley, and Douglas E. Anderson, who is a non-compensated officer of the company. The committee is responsible for ensuring that a proper system of short- and long-term compensation is in place to provide performance-oriented incentives to management. During 2000, the Management Compensation Committee held one meeting.

COMPENSATION OF DIRECTORS

      During 2000, we paid directors' fees to each director who is not an executive officer of the company. During the year ended December 31, 2000, Messrs. Boddie, Blank, Chrysson, Gilley, and Stanley were each paid annual retainers of $10,000 plus fees totaling approximately $4,600 each for participation in board meetings and approximately $200 each for participation in committee meetings. Messrs. Wilkerson and Payne did not receive any compensation for their service as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Anderson, who is a member of the Management Compensation Committee, serves without compensation as a vice president and secretary of the company. No other member of the Management Compensation Committee was or is an officer or employee of the company.

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. We reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, we have discussed with the independent auditors their independence from management and the company, including the matters in the written disclosures required by the Independence Standards Board of the American Institute of Certified Public Accountants; and we considered the compatibility of nonaudit services with the auditors' independence.

      We discussed with the company's independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee held two meetings during fiscal 2000.

      We relied on the reviews and discussions referred to above. Based on this reliance, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. We recommended, and the Board approved, the selection of Ernst & Young LLP as the company's independent auditors for the fiscal year ending December 31, 2001.

      The Audit Committee consists entirely of non-employee directors who are independent, as defined in Section 121(A) of the American Stock Exchange's listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which appeared as Exhibit A to the proxy statement used in connection with the 2000 annual meeting of shareholders.

April 16, 2001                                       Audit Committee

                                                          William H. Stanley
                                                          Stephen R. Blank
                                                          W. Michael Gilley

                             EXECUTIVE COMPENSATION

      The following tables provide information regarding the annual and long-term compensation of our chief executive officer and the other most highly paid executive officers whose total salary and bonus exceeded $100,000 in 2000. We refer to them as the "named executive officers."

                           Summary Compensation Table

                                                                                              Long-Term
                                                                 Annual Compensation        Compensation
                                                             -----------------------------------------------
           Name and Principal Position               Year       Salary         Bonus         Options (#)
------------------------------------------------------------------------------------------------------------
D. Scott Wilkerson, President and                    2000         $176,000         $   0             0
Chief Executive Officer                              1999          160,000             0             0
                                                     1998          160,000        50,000        50,000

Philip S. Payne, Executive Vice                      2000         $176,000         $   0             0
President, Treasurer and                             1999          160,000             0             0
Chief Financial Officer                              1998          160,000        50,000        50,000

Pamela B. Bruno, Vice President,                     2000         $113,850         $   0             0
Controller and Chief Accounting                      1999          103,500             0             0
Officer                                              1998          103,500        20,000        20,000



                           2000 Year-End Option Values


                                      Number of Securities
                                     Underlying Unexercised           Value of Unexercised In-the-Money
                                   Options at Fiscal Year End             Options at Fiscal Year End
           Name                    Exercisable/Unexercisable            Exercisable/Unexercisable (1)
------------------------------------------------------------------------------------------------------------
D. Scott Wilkerson                 112,500              37,500                  -                    -

Philip S. Payne                    112,500              37,500                  -                    -

Pamela B. Bruno                     27,500              12,500                  -                    -

(1)   Based on the closing price of $7.50 per share of common stock on December 31, 2000.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      In July 1997, we entered into substantially identical employment agreements with D. Scott Wilkerson (President and Chief Executive Officer) and Philip S. Payne (Executive Vice President and Chief Financial Officer). The term of the agreements is four years, subject to automatic annual renewal for additional one-year periods extending the term to a maximum of ten years. The agreements provide for initial annual base salaries of $139,920, annual discretionary bonuses as determined by the Board of Directors, and participation in an incentive compensation plan we intend to establish, along with specified death and disability benefits. The agreements provide for severance payments equal to base salary for the remaining term of the contract (excluding any unexercised renewal periods) in the event of termination without cause. In the event of a change in control of the company, the agreements provide for payments of three times base salary then in effect and three times average discretionary bonus and annual bonus over the prior three fiscal years. In addition, the agreements provide for a lump sum cash payment of the benefit the executive would otherwise have received had all stock options and other stock based compensation been fully vested, been exercised and become due and payable.

      Also in July 1997, we entered into an employment agreement with Pamela B. Bruno (Vice President, Controller and Chief Accounting Officer). The two-year agreement is substantially identical to the agreements signed by Messrs. Wilkerson and Payne, except that this agreement provides for an initial annual base salary of $90,000 and limits severance payments to no more than the greater of the then-remaining term of the agreement or one year's total compensation.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Management Compensation Committee is providing this report to assist shareholders in understanding our objectives in establishing the compensation of our executive officers. The Management Compensation Committee is responsible for establishing and administering the company's executive compensation plan.

      We believe that the executive officers' compensation should:

o     Link rewards to business results and shareholder returns;

o Encourage creation of shareholder value and achievement of strategic objectives;

o Maintain an appropriate balance between base salary and short- and long-term incentive opportunity;

o     Attract and retain, on a long-term basis, high-caliber personnel; and

o Provide total compensation opportunity that is competitive with other REITs, taking into account relative company size and performance, as well as individual responsibilities and performances.

There are three key components to the executive compensation program: base pay, short-term incentives and long-term incentives.

      Base pay for the executive officers is designed to be competitive with that paid by other REITs, considering the size of the company and individual responsibilities and performance. We review base pay for the executive officers annually.

      We base short-term incentives, generally cash payments, on the attainment of certain targeted performance results. These targets include measures such as total shareholder return, operating earnings, funds from operations, cash flow, and increasing the size and diversity of our portfolio. Individual awards depend on our assessments of individual performance and the company's success in meeting the specified targets.

      Long-term incentives may include a variety of incentives, including stock options, stock appreciation rights, phantom stock and direct grants of the company's stock. The company has reserved 570,000 shares of common stock for issuance under the Stock Option and Incentive Plan that was adopted in 1994. As of December 31, 2000, options for 477,500 shares of common stock were outstanding.

2000 Compensation of the CEO

      D. Scott Wilkerson became president of the company on October 1, 1994, and was named chief executive officer in April 1995. Mr. Wilkerson's employment contract, effective July 1997, provides for an initial base salary of $139,920, annual discretionary bonuses, and participation in an incentive compensation plan we intend to establish. The Management Compensation Committee determined Mr. Wilkerson's 2000 base salary of $176,000 in the same manner as described above for other executive officers.

April 16, 2001                        Management Compensation Committee

                                                 William H. Stanley
                                                 Stephen R. Blank
                                                 Paul G. Chrysson
                                                 W. Michael Gilley
                                                 Douglas E. Anderson

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides certain information regarding beneficial ownership of common stock as of April 1, 2001, by each of the named executive officers, and by all directors and officers as a group. We do not know of any single person or group who is the beneficial owner of more than 5% of the company's common stock.



                                                     Shares Beneficially Owned
            Directors and Officers                     Number         Percent
----------------------------------------------- ----------------- --------------

B. Mayo Boddie                                        139,671           2.5%
D. Scott Wilkerson (1)                                152,070           2.6%
Philip S. Payne (1)                                   152,070           2.6%
Stephen R. Blank                                        1,000              *
Paul G. Chrysson (2)                                  245,657           4.1%
W. Michael Gilley (3)                                 238,565           4.0%
William H. Stanley                                      4,000              *
Douglas E. Anderson (4)                                70,671           1.2%
Pamela B. Bruno (5)                                    30,360              *

All directors and executive officers
      as a group (9 persons) (6)                    1,034,064          16.0%
* Less than 1 percent.
(1) Number and percent of shares beneficially owned includes exercisable options for 112,500 shares.
(2) Number and percent of shares beneficially owned includes 245,657 units in BNP Residential Properties Limited Partnership, the company's Operating Partnership, owned by Mr. Chrysson, which are convertible, at the option of the company, into shares of common stock.
(3) Number and percent of shares beneficially owned includes 233,565 units in BNP Residential Properties Limited Partnership, the company's Operating Partnership, owned by Mr. Gilley, which are convertible, at the option of the company, into shares of common stock.
(4) Number and percent of shares beneficially owned includes exercisable options for 30,000 shares.
(5) Number and percent of shares beneficially owned includes exercisable options for 27,500 shares.
(6) Number and percent of shares beneficially owned includes exercisable options for 282,500 shares and 479,222 units in BNP Residential Properties Limited Partnership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BNP RESIDENTIAL PROPERTIES, INC. AND B. MAYO BODDIE

      B. Mayo Boddie, Chairman of our Board of Directors, is Chairman of the Board of Directors and Chief Executive Officer of Enterprises. Mr. Boddie and certain of his family members are the sole owners of Enterprises. We lease 43 restaurant properties to Enterprises. See "BNP Residential Properties, Inc. and Boddie-Noell Enterprises" below.

      Mr. Boddie is a shareholder and director of Boddie Investment Company. See "BNP Residential Properties, Inc. and Boddie Investment Company" below.

BNP RESIDENTIAL PROPERTIES, INC. AND BODDIE-NOELL ENTERPRISES, INC.

      In 1987 we purchased 47 existing restaurant properties from BNE Realty Partners, Limited Partnership, an affiliate of Enterprises, for an aggregate purchase price of $43.2 million. Concurrent with our acquisition of the properties, we leased them on a triple-net basis to Enterprises under a master lease. The master lease, as amended in December 1995, has a primary term expiring in December 2007, but grants Enterprises three five-year renewal options. Under the amended lease, Enterprises pays annual rent equal to the greater of specified minimum rent or 9.875% of food sales from the restaurants. Enterprises operates the restaurants under franchise agreements with Hardee's Food Systems, Inc.

      Until June 1999, the minimum rent was $4.5 million per year. In 1999 and 2000, Enterprises closed four restaurants under the "non-economic" provision of an agreement related to the master lease. In conjunction with these closings, we sold the four restaurants to Enterprises for $2.7 million, an amount equal to their net book value. Subsequent to the closings, the minimum rent was reduced to $4.2 million in 2000.

      For the year ended December 31, 2000, the master lease with Enterprises resulted in rental income of $4.2 million, or approximately 12% of our total revenues. Enterprises is responsible for all taxes, utilities, insurance, maintenance, and alteration expenses relating to the operation of the restaurant properties.

BNP RESIDENTIAL PROPERTIES, INC. AND BODDIE INVESTMENT COMPANY

      We provide fee management of four limited partnerships and the apartment communities owned by those partnerships. Boddie Investment Company is the general partner of these limited partnerships. Our subsidiary, BNP Management, Inc., had revenues of $457,000 from these limited partnerships in 2000.

      In February 1997, we entered into a participating loan agreement with The Villages of Chapel Hill Limited Partnership, a limited partnership whose general partner is Boddie Investment Company. Under the terms of the agreement, we advanced The Villages $2.5 million, of which $1.9 million was repaid in February 1999, and $500,000 was repaid in February 2000. We also provided a guarantee of $1.5 million on a note payable by The Villages to a bank. During 2000, we earned $141,000 in interest and fees related to this participating loan agreement.

BNP RESIDENTIAL PROPERTIES, INC. AND THE CHRYSSON PARTIES

      In September 1997, we signed an agreement with Paul and James Chrysson and certain of their affiliates, all of whom together we refer to as the "Chrysson Parties," to acquire a portfolio of seven apartment communities containing 1,356 units located in North Carolina. Under this acquisition agreement, we acquired six apartment communities in 1997 and 1998. We refer to the acquisition of these Chrysson properties as the Chrysson acquisition. The aggregate contract purchase price of the six communities was approximately $85.9 million, including the issuance of 1,350,000 partnership units of BNP Residential Properties Limited Partnership and relief from $67.0 million in debt related to the communities. As part of the acquisition agreement, we appointed two of the Chrysson Parties, Paul G. Chrysson and W. Michael Gilley, to our Board of Directors.

      Under the terms of the Chrysson acquisition agreement, we have issued 1.3 million partnership units of BNP Residential Properties Limited Partnership to Chrysson parties. We will issue approximately 139,000 units to acquire one remaining Chrysson apartment community when it has reached certain performance standards specified in the agreement. In addition, as long as any of the Chrysson Parties is a member of our board of directors or the Chrysson Parties, in the aggregate, own 5% or more of the outstanding shares and operating partnership units of the company, we will have a right of first refusal to purchase any project developed in the future by a development entity owned by the Chrysson Parties. As a further condition of the acquisition agreement, the Chrysson Parties have agreed to refrain from developing any apartment communities within a three-mile radius of any apartment community we own now or in the future.

NOTES RECEIVABLE FROM MANAGEMENT

      Messrs. Wilkerson and Payne have each borrowed $70,000 on an interest-free basis from the company. The loans are secured by shares of the company's common stock and are payable in full six months after termination of employment.

      In addition, we have agreed to redeem up to 39,750 shares of the company's common stock owned by Mr. Wilkerson at an imputed value of approximately $435,000. The redemption is to occur only in the event of default by Mr. Wilkerson on a loan from a third party, which loan is secured by common stock previously purchased by Mr. Wilkerson.

                       APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the company, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2001. Ernst & Young has served as our independent auditors since October 1996 and is considered by management to be well qualified.

      Fees for the last annual audit were $100,280, and all other fees were $107,775, including audit related services of $13,400 and nonaudit services of $94,375. Audit related services generally include fees for business acquisitions, accounting consultations and SEC registration statements.

      Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the company or any of its subsidiaries in any capacity.

      Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                          STOCK PRICE PERFORMANCE GRAPH


      The following stock price performance graph compares the company's performance to the S&P 500 and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the last five years. The stock price performance graph assumes an initial investment on December 31, 1995, of $100 in the company and the two indexes, and further assumes the reinvestment of all dividends.

      Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.


                                        [object omitted for electronic filing]



Data points:
                             1995         1996         1997         1998         1999          2000
                     -------------------------------------------------------------------------------

The Company                100.00       109.94       133.61       110.25        99.07        101.50
NAREIT                     100.00       135.27       162.67       134.20       128.00        161.75
S&P 500                    100.00       122.96       163.99       210.86       255.20        231.96

P R O X Y               BNP RESIDENTIAL PROPERTIES, INC.

                  Proxy is Solicited on Behalf of the Board of
                Directors for the Annual Meeting of Shareholders
                           to be Held on May 24, 2001

The undersigned hereby:
o acknowledges receipt of the Notice of Annual Meeting of Shareholders of BNP Residential Properties, Inc. to be held on May 24, 2001, and the Proxy Statement in connection therewith;
o appoints D. Scott Wilkerson and Philip S. Payne (the "Proxies"), or either of them, each with the power to appoint a substitute; and
o authorizes the Proxies to represent and vote, as designated below, all the shares of common stock of BNP Residential Properties, Inc. held of record by the undersigned on April 9, 2001, at such Annual Meeting and at any adjournment(s) thereof.

The Board of Directors recommends a vote FOR each of these proposals:

1.   ELECTION OF DIRECTORS
     (  )FOR both nominees                        (  )WITHHOLD AUTHORITY to vote
         (except as indicated to the contrary below)         for both nominees
     NOMINEES:  Philip S. Payne and Stephen R. Blank
     Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

     --------------------------------------------------------------------------

2. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments.
     (  )FOR                                            (  )WITHHOLD AUTHORITY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WLL BE VOTED "FOR" EACH OF THE PROPOSALS TO BE VOTED UPON AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.


Dated _________________, 2001            ___________________________________

                                         ___________________________________
                                         Please sign exactly as your name
                                         appears hereon. When signing on
                                         behalf of a corporation, partnership,
                                         estate, trust or in any other
                                         representative capacity, please sign
                                         your name and title. For joint
                                         accounts, each joint owner must sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE SO AS TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.